EXHIBIT 99.2

July 21, 2005

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning’s conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta’s June 2005 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 9:00 a.m. EDT today) and in the press release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding special items. June quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Laura Fuselier

Supplemental June 2005 Quarter Data

June 2005 Quarter vs. June 2004 Quarter

•	Total operating expenses for the quarter increased $112 million to $4.3 billion due primarily to higher fuel costs. Operating expenses, excluding special items, increased 3% to $4.2 billion on a 4.8% increase in capacity.

•	Delta’s total unit costs decreased 2.0% to 10.66 cents from 10.88 cents. Unit costs, excluding fuel expense and special items, decreased 11.6% to 7.82 cents from 8.85 cents. Mainline unit costs, excluding fuel expense and special items, decreased 14.3% to 7.11 cents from 8.30 cents.

•	Salaries and related costs decreased 18%. This decrease is primarily due to salary rate reductions and lower headcount.

•	Aircraft fuel expense increased $385 million, or 58%, due primarily to higher fuel prices. Delta’s average fuel price per gallon rose 53% to $1.60, driving $366 million of the increase in expense.

•	Contracted services increased 8% due primarily to increased capacity.

•	Expenses from our contract carrier arrangements, which represent costs associated with non-owned regional airlines, decreased by 11% primarily due to the termination of our arrangement with Flyi (formerly Atlantic Coast Airlines) in 2004, partially offset by higher expenses from increased fuel price and higher capacity under certain of these arrangements.

•	Aircraft maintenance materials and outside repairs expense increased 26% primarily due to increased volume, higher engine materials costs and heavy maintenance cost outsourcing.

•	Aircraft rent expense decreased 17% primarily due to the reclassification of certain leases from operating to capital and other lease restructuring efforts as part of our transformation plan.

•	Other expenses increased 7% primarily due to higher fuel taxes and increased navigation charges resulting from higher international capacity, partially offset by a sales and use tax refund in the June 2005 quarter.

•	Interest expense increased 46% primarily due to higher levels of outstanding debt and increased interest rates, as well as the reclassification of certain aircraft leases from operating to capital.

Other Items

Flight Equipment

The table set forth below shows our aircraft fleet at June 30, 2005.

	Current Fleet

Aircraft Type	Owned	Capital Lease	Operating Lease	Total Lease	Total	Average Age

B-737-200	6	7	27	34	40	20.5
B-737-300	—	—	21	21	21	18.4
B-737-800	71	—	—	—	71	4.7
B-757-200	77	10	34	44	121	13.8
B-767-200	14	—	—	—	14	22.1
B-767-300	4	10	14	24	28	15.4
B-767-300ER	50	—	9	9	59	9.3
B-767-400	21	—	—	—	21	4.3
B-777-200	8	—	—	—	8	5.4
MD-11	—	—	3	3	3	12.3
MD-88	63	16	41	57	120	15.0
MD-90	16	—	—	—	16	9.6
FRJ-328	—	—	30	30	30	4.2
ATR-72	4	—	8	8	12	11.7
CRJ-100/200	115	—	128	128	243	5.2
CRJ-700	62	—	—	—	62	1.7

Total	511	43	315	358	869

Our purchase commitments (firm orders) for aircraft, as well as options to purchase additional aircraft, as of June 30, 2005, are shown below.

	Delivery in Calendar Year Ending

Aircraft on Firm Order	2005	2006	2007		2008	After 2008	Total

B-737-800	1	—	36	(1)	14	—	50
B-777-200	—	—	—		2	3	5
CRJ-200	7	12	—		—	—	19

Total	8	12	36		16	3	74

(1) In July 2005, two B-737-800 aircraft deliveries scheduled for 2007 were deferred until 2010.

	Delivery in Calendar Year Ending

Aircraft on Option (1)	2005	2006	2007	2008	After 2008	Total	Rolling Options

B-737-800	—	—	—	12	48	60	168
B-767-300/300ER	—	—	2	2	6	10	5
B-767-400	—	—	2	2	17	21	—
B-777-200	—	—	—	1	19	20	5
CRJ-200	—	39	33	22	20	114	—
CRJ-700	—	7	31	32	40	110	—

Total	—	46	68	71	150	335	178

(1) Aircraft options have scheduled delivery slots, while rolling options replace options and are assigned delivery slots as options expire or are exercised.